UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2008

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

1-32944	PPL Energy Supply, LLC (Exact name of Registrant as specified in its charter) (Delaware) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-3074920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations
Item 1.01 Entry into a Material Definitive Agreement

and

Section 2 - Financial Information
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 10, 2008, PPL Energy Supply, LLC (“PPL Energy Supply”) entered into a $385 million 364-Day Credit Agreement with Wachovia Bank, National Association, as Administrative Agent and the other Lenders party thereto from time to time (the “Credit Agreement”).

The Credit Agreement allows for borrowings at market-based rates plus a spread, which is based upon PPL Energy Supply’s senior unsecured long-term debt rating.  In addition, PPL Energy Supply may request the Issuing Lender under the Credit Agreement to issue letters of credit, which issuances reduce available borrowing capacity.  PPL Energy Supply expects that this credit facility will primarily be used both as a commercial paper backstop and for issuing letters of credit to satisfy collateral requirements of PPL Energy Supply's affiliates.  PPL Energy Supply will pay customary commitment and letter of credit issuance fees under the Credit Agreement.

The Credit Agreement contains a financial covenant requiring PPL Energy Supply’s debt to total capitalization to not exceed 65% (as calculated pursuant to the Credit Agreement), and various other covenants that are standard for similar credit agreements.  Failure to meet the covenants beyond applicable grace periods and certain other events, including the occurrence of a Change of Control (as defined in the Credit Agreement), could result in acceleration of due dates of any borrowings, cash collateralization of outstanding letters of credit and/or termination of the Credit Agreement.  The Credit Agreement also contains certain standard representations and warranties that must be made and certain other conditions that must be met for PPL Energy Supply to borrow or to cause the Issuing Lender to issue letters of credit.

Under certain conditions, PPL Energy Supply may request that the facility’s principal amount be increased by up to $150 million.

Section 9 - Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

	10(a) -	$385 million Credit Agreement, dated as of September 10, 2008, among PPL Energy Supply and the banks named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ James E. Abel
James E. Abel Vice President – Finance and Treasurer

PPL ENERGY SUPPLY, LLC

By:	/s/ James E. Abel
James E. Abel Vice President and Treasurer

Dated:  September 16, 2008